EXHIBIT 99.2

HITFIX, THE FASTEST GROWING ENTERTAINMENT NEWS SITE, BECOMES PREMIERE VIGGLE PLATFORM PARTNER

Viggle expands its reach to millions of monthly viewers, allowing users to earn points when watching videos at HitFix

New York, NY – (October 30, 2014) – Viggle Inc. (NASDAQ:VGGL) (“Viggle”), the entertainment marketing and rewards platform today announced a strategic partnership with HitFix that will extend Viggle users’ ability to earn points while engaging with content at Hitfix. With the impending launch of the Viggle Points API, users will be able to earn Viggle Points beyond current properties which include the Viggle App, Wetpaint, NextGuide and Vigglestore.com.

Starting in early 2015, HitFix, which offers breaking news, engaging reviews and in- depth coverage of  film,television, music and comedy to millenials, will feature Viggle badges on all their video content that  allow viewers to easily and quickly earn Viggle Points. For new Viggle users, there will be a sign-up widget that pops up so they are able to register immediately. From there, viewers can watch videos to earn Viggle Points and ultimately redeem those points for real rewards from Viggle, including TV shows, movies, music and more.

“Viggle is about rewarding entertainment wherever it may be consumed – watching TV, listening to music, and engaging with online video. The Viggle Points API helps achieve this vision by enabling any web or mobile app publisher to reward activities with Viggle Points,” says Greg Consiglio, president and COO of Viggle. “The partnership with HitFix exemplifies how entertainment publishers can drive engagement and repeat visits leverageing Viggle’s patented entertainment rewards platoform.”

“We are excited to integrate Viggle Points into our video experience.  We’ve seen explosive growth in our original video consumption, and this platform will provide additional incentive for our audience to discover even more of the quality content  they’ve come to expect from HitFix”, says HitFix CEO Jen Sargent .

This partnership with HitFix marks the first step of Viggle’s expansion using its API technology across a variety of entertainment media platforms. Currently integrated on Wetpaint, Viggle’s entertainment and celebrity news site, Vigglers can earn points for watching Wetpaint original videos. HitFix, which reaches more than 270 million viewers each month including their out-of-home video programming, gives Viggle the ability to reach an entirely new entertainment audience and drive them back to Viggle’s rewards program.

Visitors to HitFix will begin to see the point earning opportunites across the site in early 2015.

About Viggle Inc.
Viggle is an entertainment marketing and rewards platform whose app rewards its members for watching TV shows and discovering new music. Viggle Platform had total reach of 22.5 million in July 2014, including over 7 million Viggle registered users. Since its launch, Viggle members have redeemed nearly $19 million in rewards for watching their favorite TV programs and listening to music. Members can also use Viggle Store, a rewards destination where they can redeem their Viggle Points for music downloads. In addition, Viggle operates Wetpaint, which offers entertainment and celebrity news online; NextGuide, maker of technology that helps consumers search for, find, and set reminders for TV shows and movies; and Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.viggle.com or follow us on Twitter @Viggle.

About Hitfix
HitFix (www.HitFix.com) is the fastest growing multi-screen entertainment news brand, focused on driving consumer choices across movies, TV shows, streaming content, music and events. With top editorial critics and a hard-to-reach Millennial audience, HitFix delivers breaking news, expert analysis and engaging original video content to 300 million combined viewers each month. Through their 360-degree cross-platform approach, HitFix surrounds consumers throughout their day spanning desktop, mobile, social, in-home devices and out-of-home digital displays, quickly becoming The Entertainment Authority. Everywhere

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact for Viggle:
Paris Tyler
DKC Public Relations
212 981 5162
paris_tyler@dkcnews.com

Viggle Investor Relations:
John C. Small, CFO
Viggle Inc.
646 738 3220

IRTH Communications
Robert Haag, 1-866-976-4784
Managing Partner
VGGL@irthcommunications.com

Media Contact for HitFix:
Kendall Schick
kendall@hitfix.com
323 782 1996